NEWS RELEASE	CONTACT:	Lynn Mailliard Kohler
Director, Global Corporate Communications
(415) 328-4798

Willis Lease Finance Corporation Moves its Consultancy and Advisory Arm to Willis Mitsui & Co. Engine Support Limited

COCONUT CREEK, FL, May 8, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, today announced it has entered into an agreement to sell Bridgend Asset Management Limited, the consultancy and advisory arm of WLFC, to Willis Mitsui & Co. Engine Support Limited (“WMES”), its longstanding joint venture with Mitsui & Co., Ltd (“Mitsui”). This strategic move reflects WLFC’s commitment to strengthening collaboration with its partners and enhancing this joint venture’s capabilities in aviation services. Together, WLFC and Mitsui will focus on significantly expanding WMES’s services offerings and aviation asset portfolio. The completion of the transaction is subject to customary regulatory approvals and closing conditions.

Established in 2011 and headquartered in Dublin, WMES currently owns and manages assets totaling approximately $360 million. The integration of WLFC’s technical consultancy and record management services will further expand the joint venture’s service offerings, leveraging the combined expertise, global reach and operational efficiencies of both partners. As a 50% owner of WMES, WLFC plans to continue utilizing WMES for its services and to leverage synergistic benefits.

“We think this transaction is a real win for our shareholders,” said Austin C. Willis, Chief Executive Officer of WLFC. “Not only does the expansion of WMES allow for a premium return on equity when considering earnings plus fees, but the transaction itself unlocks fresh capital that can be reinvested to accelerate WLFC’s portfolio growth.

“We see tremendous opportunity in the commercial aviation space, and this transaction provides us the substance to drive growth for our global platform,” said Yuichi Nagata, General Manager of Aerospace Business Division of Mitsui & Co. “This transaction will continue to strengthen Mitsui’s and WLFC’s long-term relationship.”

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services. Willis Sustainable Fuels intends to develop, build and operate projects to help decarbonize aviation.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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